Exhibit 99.1

OHA Investment Corporation Announces Stockholder Approval of Proposed Merger With Portman Ridge Finance Corporation

New York – December 12, 2019 - OHA Investment Corporation (Nasdaq: OHAI) (the “Company” or “OHAI”) announced today that it obtained stockholder approval for its proposed merger (the “Merger”) with Portman Ridge Finance Corporation (Nasdaq: PTMN) (“PTMN”) at a special meeting of the Company’s stockholders held on December 12, 2019. The Merger is currently expected to close on or around December 18, 2019, subject to satisfaction of customary closing conditions.

The voting results to approve the Merger were as follows:

Votes For	Votes Against	Abstentions
14,262,989	321,520	93,592

Over 97% of the OHAI stockholders who voted at the meeting voted in favor of the proposal related to effecting the proposed merger.

“We are pleased that OHAI stockholders overwhelmingly approved the Merger with Portman Ridge Finance Corporation,” said Steven Wayne, OHAI’s President and Chief Executive Officer, “We believe our stockholders will continue to realize significant identifiable value through their continued ownership of PTMN common stock and partnership with the credit team at BC Partners after the closing of the Merger.”

About OHA Investment Corporation

OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). OHAI’s filings with the Securities and Exchange Commission (“SEC”), earnings releases, press releases and other financial, operational and governance information are available on OHAI’s website at http://ir.ohainvestmentcorporation.com/home.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. OHAI undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

CONTACTS:

Steven T. Wayne – President and Chief Executive Officer

Cory E. Gilbert – Chief Financial Officer

Kahyeong Lee – Chief Compliance Officer

OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800

Jeremy Fielding – jeremy.fielding@kekstcnc.com